Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Hypothetical Payment at Maturity per Security**

◼ The Worst Performer	◼ The Securities

	Hypothetical Worst Underlying Return on Valuation Date	Hypothetical Security Return	Hypothetical Payment at Maturity
	25.00%	16.75%	$1,167.50
D	13.958%	16.75%	$1,167.50
	13.948%	16.738%	$1,167.38
C	5.00%	6.00%	$1,060.00
	0.00%	0.00%	$1,000.00
B	-7.50%	9.00%	$1,090.00
	-15.00%	18.00%	$1,180.00
	-15.01%	-0.01%	$999.90
	-25.00%	-10.00%	$900.00
A	-50.00%	-35.00%	$650.00
	-100.00%	-85.00%	$150.00

1.5 Year Dual Directional Buffer Securities Linked to the Worst of INDU and RTY

Preliminary Terms

This summary of terms is not complete and should be read with the preliminary pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	The Dow Jones Industrial AverageTM (ticker: “INDU”) and the Russell 2000® Index (ticker: “RTY”)
Pricing date:	September 30, 2026
Valuation date:	March 30, 2028
Maturity date:	April 4, 2028
Upside return amount:	$1,000 × the underlying return of the worst performer × the participation rate
Participation rate:	120.00%
Maximum upside return:

The maximum upside return will be determined on the pricing date and will be at least $167.50 per security (at least 16.75% of the stated principal amount). If the final underlying value of the worst performer is greater than or equal to its initial underlying value, the payment at maturity per security will not exceed the stated principal amount plus the maximum upside return.*

Absolute return amount:	$1,000 × the absolute value of the underlying return of the worst performer × the participation rate
Final buffer value:	For each underlying, 85.00% of its initial underlying value
Buffer percentage:	15.00%
CUSIP / ISIN:	17334CSY1 / US17334CSY11
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the valuation date
Underlying return:	For each underlying, (i) its final underlying value minus initial underlying value, divided by (ii) its initial underlying value
Worst performer:	The underlying with the lowest underlying return
Payment at maturity:

•If the final underlying value of the worst performer is greater than or equal to its initial underlying value: $1,000 + the upside return amount, subject to the maximum upside return

•If the final underlying value of the worst performer is less than its initial underlying value but greater than or equal to its final buffer value: $1,000 + the absolute return amount

•If the final underlying value of the worst performer is less than its final buffer value: $1,000 + [$1,000 × (the underlying return of the worst performer + the buffer percentage)]

If the final underlying value of the worst performer is less than its final buffer value, which means that the worst performer has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage.

All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated August 27, 2026

* The actual maximum upside return will be determined on the pricing date.

** The diagram and the hypotheticals assume the lowest maximum upside return at maturity.

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-293732 and 333-293732-02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

Selected Risk Considerations

•You may lose a significant portion of your investment. Your payment at maturity will depend on the final underlying value of the worst performer. If the final underlying value of the worst performer is less than its final buffer value, which means that the worst performer has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage.

•Your potential return on the securities from appreciation of the worst performer is limited. If the final underlying value of the worst performer is greater than or equal to its initial underlying value, your potential total return on the securities at maturity is limited to the maximum upside return, even if the worst performer appreciates by significantly more than the maximum upside return.

•Your potential for positive return from depreciation of the worst performer is limited. The return potential of the securities in the event that the final underlying value of the worst performer is less than its initial underlying value is limited by the final buffer value.

•The securities do not pay interest.

•The securities are subject to heightened risk because they have multiple underlyings.

•The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly.

•You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly.

•You will not receive dividends or have any other rights with respect to the underlyings.

•Your payment at maturity depends on the closing value of the worst performer on a single day.

•The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

•The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.

•The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•The Russell 2000® Index is subject to risks associated with small capitalization stocks.

•The issuer and its affiliates may have conflicts of interest with you.

•The U.S. federal tax consequences of an investment in the securities are unclear.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.